EXHIBIT 10.2

MEDICALERT® PHR SYSTEM

DEVELOPMENT AND SUPPLY AGREEMENT

This MEDICALERT® PHR SYSTEM DEVELOPMENT AND SUPPLY AGREEMENT (“Agreement”) is made and entered to be effective as of June 16, 2005, by and between CapMed, a division of Bio-Imaging Technologies, Inc., a Delaware corporation (“CapMed”), with its principal place of business located at 826 Newton-Yardley Road, Newtown, Pennsylvania 18940, and Medic Alert Foundation United States, Inc., a California nonprofit public benefit corporation doing business as MedicAlert Foundation International (“MedicAlert”), with its principal place of business located at 2323 Colorado Avenue, Turlock, California 95382.

WHEREAS, CapMed has developed the proprietary CapMed PHR System for locally storing, managing, transporting and communicating personal health records and medical information on a personal computer and portable flash memory device;

WHEREAS, MedicAlert desires that CapMed develop the MedicAlert® PHR Software that will incorporate all of the features and functions of the CapMed PHR System with the additional features and functions of storing, managing, and bi-directional synchronizing of multiple users’ personal health records and medical information on both the MedicAlert remote server and each discrete user’s local computer and portable flash memory device;

WHEREAS, the parties desire that CapMed be the exclusive United States OEM supplier and nonexclusive worldwide OEM supplier of the MedicAlert PHR Software and the Documents and the nonexclusive worldwide OEM supplier of portable flash memory devices for the MedicAlert® PHR System, and that MedicAlert have the exclusive, worldwide right and license to use and resell the MedicAlert® PHR System as a MedicAlert® branded product and service; and,

WHEREAS, the parties desire to cross-market their respective goods and services.

NOW, THEREFORE, in consideration of these premises, of the covenants and conditions in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are acknowledged, CapMed and MedicAlert covenant and agree as follows:

1.	Definitions.

(a)	“CapMed PHR Software” means one or more client, server, or portable flash memory device resident personal health records management computer programs or program modules, and all embedded computer programs or program modules, and all compilations and derivative works thereof, which secure or manage the data stored on the device, including, without limitation, the partitioning, data-encryption, password protection, auto launching of user designated information, and data importation, and includes the CapMed server resident “hub” programs or program modules required for each discrete remote user to upgrade the CapMed PHR Software or to access the embedded third party content on each discrete user’s remote computer or portable flash memory device as may be necessary to make the CapMed PHR System fully functional, whether developed as an

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original, derivative or compilation work by CapMed under this Agreement and whether integrated with existing software or embedded computer programs or program modules in the CapMed PHR Software and all related source code, machine code, schematics, updates, modifications, bug fixes, update enhancements or other modifications, compilations or derivative works, but excludes the MedicAlert® Software.

(b)	“CapMed PHR System” means the integrated data base management system designed to store, manage, transport and communicate personal health and medical information described in the Patent Application or the Copyright, including the CapMed PHR Software, the HealthKey, and all related intellectual property, including, without limitation, software, trade secrets and know-how.

(c)	“Copyright” means the United States Copyright Registration Number TXu-905-251 entitled Personal Health Record for a computer program, and all compilations or derivative works thereof.

(d)	“CPT” means “carriage paid to” and as more fully defined by the International Chamber of Commerce as an Incoterm.

(e)	“Documentation” means all instructions, manuals, diagrams or other written materials, in printed or binary formats, that describe the functionality or assist in the use of the CapMed PHR Software, the CapMed PHR System, the HealthKey, the MedicAlert® PHR System and the MedicAlert PHR Software.

(f)	“HealthKey” means CapMed’s proprietary portable flash memory device trademarked as the Personal HealthKey™.

(g)	“machine code” means computer programs or program modules assembled or compiled in binary form on software media that are readable and usable by machines, but not generally readable by humans without reverse-assembly, reverse-compiling, or reverse-engineering techniques.

(h)	“MedicAlert® enabled offer” means the joint promotional effort of the parties to modify the packaging and the CapMed PHR System to promote MedicAlert® membership and the MedicAlert® PHR System. Users of the MedicAlert® enabled CapMed PHR System will be able to subscribe to become a MedicAlert® member and convert to the MedicAlert® PHR System through various means, including, without limitation, printing out a form and mailing to MedicAlert, calling a toll-free telephone number or by accessing the MedicAlert Internet server through the CapMed PHR Software via an Internet connection.

(i)	“MedicAlert® PHR Software” means the fully functional personal health records data base management software that is modified in order to integrate all of the features, functions, and specifications of the CapMed PHR Software, the CapMed PHR System and the HealthKey with the MedicAlert® Software, in order to support the MedicAlert PHR System.

(j)	“MedicAlert® PHR System” means the fully functional personal health records data base management system that integrates all of the features, functions, and specifications of the CapMed PHR System, the MedicAlert® Software and the MedicAlert PHR Software.

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(k)	“MedicAlert® Software” means one or more server resident programs or program modules required to verify the remote user’s identity and to process and synchronize incoming and outgoing user personal health and medical information on a local MedicAlert server with a remote client computer or portable flash memory device as may be necessary to make the MedicAlert® PHR System fully functional, whether developed as an original, derivative or compilation work by MedicAlert or CapMed under this Agreement and whether integrated with existing software or embedded computer programs or program modules in the CapMed PHR Software and all related source code, machine code, schematics, updates, modifications, bug fixes, update enhancements or other modifications, compilations or derivative works.

(l)	“OEM” means the original equipment manufacturer and supplier of goods or services for use and resale as a MedicAlert® branded product.

(m)	“Patent Application” means the United States Patent Application 10/393,751 entitled “System, apparatus and method for storage and transportation of personal health records;” all issued patents thereon; all divisions, reissues, continuations and continuation-in-part patents and patent applications; all corresponding foreign patents and patent applications; and all related foreign patents and patent applications owned by Bio-Imaging Technologies, Inc., or its parent or affiliate companies.

(n)	“Portable flash memory device” or “portable flash memory device” means a portable nonvolatile electrically erasable programmable read-only memory device that can be repeatedly erased and written to and from a personal computer via an industry standard Universal Serial Bus (USB) port, which has been approved by CapMed, such approval not to be unreasonably withheld.

(o)	“Software” or “software” means computer program or program modules in source code or machine code, schematics, updates, modifications, bug fixes, update enhancements, or other modifications, and all related compilations and derivative works.

(p)	“Source code” or “source code” means computer programs or program modules on software media that are human readable without reverse-assembly, reverse-compiling, or reverse-engineering techniques, and includes, the compiler/assembler/linker.

2.	Description of Goods and Services.

(a)	This Agreement is for the development and OEM supply of the MedicAlert® PHR Software. On MedicAlert’s acceptance of the fully functional commercial version of the MedicAlert® PHR Software, CapMed will become the exclusive United States and nonexclusive worldwide OEM supplier of client or portable flash memory device personal health records management computer programs or program modules that integrates all of the features, functions, and specifications of the CapMed PHR System as it may be modified to perform the functions and meet the specifications of the MedicAlert® PHR System, and the nonexclusive worldwide OEM supplier of portable flash memory devices, and MedicAlert will have the exclusive, worldwide right and license to use and resell the MedicAlert® PHR System as a MedicAlert® branded product and service (provided, however, such nonexclusive worldwide OEM suppliers shall not be permitted to supply a personal health record system to MedicAlert outside the

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United States for sale or distribution in the United States). CapMed will supply MedicAlert with individual commercial units of the MedicAlert PHR Software on CD-ROM with and subject to CapMed’s standard end-user shrink-wrap software license, and individual commercial units of the HealthKey in such quantities and packaging as MedicAlert may from time to time specify.

(b)	During the term of this Agreement, the parties may, from time to time, desire that CapMed supply additional goods developed or manufactured by CapMed. The terms and conditions of the parties agreement governing such additional goods, including, without limitation, product specifications, manufacturing, delivery, terms of payment, warranties, default, and remedies upon default, will be governed by the parties separate agreement and will not be incorporated in this Agreement without the parties express written consent.

3.	MedicAlert Development.

(a)	MedicAlert intends to launch publicly the MedicAlert® PHR System as a MedicAlert® branded product on July 25, 2005. MedicAlert is, by this Agreement, reasonably relying upon CapMed’s technical skills and expertise for the technical success of the MedicAlert® PHR System as a MedicAlert® branded product. To the extent that the MedicAlert® PHR System will be a MedicAlert® branded product, CapMed acknowledges that the development, improvements, and maintenance of the MedicAlert® PHR Software will be tied directly to the goodwill associated with the MedicAlert® trademark and trade name, and will ensure that the MedicAlert® PHR Software will meet MedicAlert’s high standards for quality and that it charges MedicAlert its most competitive pricing for all finished goods.

(b)	CapMed will be the exclusive United States developer and nonexclusive worldwide developer, and MedicAlert will be the exclusive worldwide licensee, user, and reseller of the MedicAlert® PHR Software as a MedicAlert® branded product and service. CapMed will promptly use its best efforts as a high priority matter to develop, to maintain and to integrate seamlessly all of the features, functions and specifications of its most current version of the CapMed PHR Software and the CapMed PHR System, with the MedicAlert® Software to allow generally, among other things:

(i)	A user to enter, update, or manage his or her personal health or health care information on the user’s local computer, to cause the local computer to automatically and transparently upload and synchronize such information with the user’s personal health and health care information stored on the user’s local portable flash memory device, and to cause the local computer to automatically and transparently upload and synchronize such information via an Internet connection with the user’s personal health and health care information stored in the user’s account on a remote server;

(ii)	A remote server operator to enter, update, or manage a user’s personal health or health care information to the user’s account on the remote server, to cause the remote server to automatically and transparently upload and synchronize such information via an Internet connection with the user’s personal health and health care information stored on the user’s local computer, and to cause the user’s local

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computer to automatically and transparently upload and synchronize such information with the user’s personal health and health care information stored on the user’s local portable flash memory device; and,

(iii)	Such other customizations as MedicAlert may reasonably request or require that are generally available to the CapMed PHR System, including, without limitation, Profile Customizations, Profile Element Customizations, Pick List Customizations, Web Link customizations, and Field Level Links customizations. Any additional customizations or unique product upgrades and/or improvements as MedicAlert may reasonably request may be provided by CapMed; provided, however, CapMed shall reserve the right to charge an additional fee to be mutually agreed upon for such customizations.

(c)	Within forty-five (45) days of the effective date of this Agreement, CapMed and MedicAlert will exercise their good faith and best commercial efforts to make and enter a software escrow agreement pursuant to Section 18 below, and within five (5) days of the effective date of this Agreement will finalize and execute the attached Schedule A to this Agreement that will define the scope, project requirements and development responsibilities to develop, implement and commercially launch a robust, stable and fully functional commercial version of the MedicAlert® PHR System. The Schedule A will also set forth an objective milestone driven development, field test, acceptance, implementation and product launch schedule. All of the terms, conditions and schedules set forth in software escrow agreement and Schedule A shall be incorporated as material terms and conditions of this Agreement.

(d)	If for any reason either party is unable to meet any of the development or performance milestones of Schedule A, such party shall be in material breach of this Agreement and the other party may, but is not obligated to, terminate this Agreement with no further duty or obligation except as may be expressly set forth in this Agreement. In the event either party waives this provision as to any specified development or performance milestone, such waiver will not affect such party’s right to terminate this Agreement on the other party’s failure to meet any subsequently specified development or performance milestone.

4.	Upgrades and Improvements.

(a)	CapMed will continually **. CapMed will make **.

(b)	Any maintenance, including error correction, debugging or other technical assistance required to remedy any defects in or other malfunctions of the CapMed PHR System which have a material impact on the MedicAlert® PHR System will be undertaken by CapMed immediately, commencing ** hours of notification by MedicAlert, and CapMed will ensure that all personnel necessary to commence and complete as quickly as possible such maintenance are made available for these purposes. CapMed will **.

(c)	CapMed will make available all version upgrades and improvements as soon as they are commercially available to all MedicAlert® PHR System users of the CapMed PHR Software in machine code via Internet download from the “Check for Updates” and “Update Now” tabs on the “Tools” menu in the drop down navigation bar of the CapMed

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PHR Software. For purposes of this Agreement, “version upgrade” shall include all CapMed versions, updates, modifications, bug fixes, enhancements, improvements and other modifications to the CapMed PHR Software or the MedicAlert PHR Software that are not exclusively developed for the unique requirements of any other CapMed licensee.

5.	Support.

(a)	CapMed will promptly upon delivery of each version or version upgrade of the CapMed PHR Software provide to MedicAlert, at a designated MedicAlert facility, the technical assistance, training and know-how necessary for MedicAlert to use and maintain the client and portable flash memory device versions of the MedicAlert® PHR System. MedicAlert will reimburse CapMed for all reasonable costs associated with such training.

(b)	MedicAlert will, at its sole cost and expense, provide primary call center customer service and support to the user’s of the MedicAlert® PHR System.

(c)	CapMed will provide secondary call center customer service and support to MedicAlert’s customer service representatives during normal business hours (EST/EDT), and will provide secondary twenty-four (24) hour call center customer service and support on one hundred twenty (120) day notice after predetermined minimum subscription volumes are achieved.

6.	MedicAlert® PHR System Cross-Licenses.

(a)	CapMed hereby grants to MedicAlert the exclusive, worldwide right and license to undertake, or authorize others to undertake on MedicAlert’s behalf, the use and sale of the MedicAlert® PHR Software, and all corresponding rights under all patent, copyright, trademark, trade secret and other laws necessary or appropriate for the full enjoyment of the rights granted hereby.

(b)	MedicAlert hereby grants to CapMed the exclusive United States and nonexclusive worldwide right and license to undertake, or authorize others to undertake on MedicAlert’s behalf, the use of the MedicAlert® Software to the extent it may be integrated in the MedicAlert® PHR System, and all corresponding rights under all patent, copyright, trademark, trade secret and other laws necessary or appropriate for the full enjoyment of the rights granted hereby. CapMed will not, directly or indirectly (such as through authorization of third parties by way of license or otherwise) distribute or otherwise exploit the MedicAlert® Software.

(c)	The licensed rights granted by each party to the other include the rights:

(i)	To reproduce and authorize others to reproduce the MedicAlert® PHR Software;

(ii)	To publicly distribute and authorize others to publicly distribute machine code copies of the MedicAlert® PHR Software;

(iii)	To grant sublicenses authorizing others to publicly distribute machine code copies of the MedicAlert® PHR Software;

(iv)	To publicly display and perform and authorize others to publicly display and perform portions of the MedicAlert® PHR System for the purpose of promoting the distribution and sale of the MedicAlert® PHR System and to reproduce and publicly distribute machine code copies of the MedicAlert® PHR Software for such purposes.

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(d)	Notwithstanding the foregoing, and subject to the restrain against assignment as set forth more fully in Section 20, below, nothing in this Agreement shall be interpreted or construed to allow either party to sub-license or assign any of the licensee right granted herein to any third party; provide, however, that either party may delegate their licensee rights of Section 6(c) above to their agents or employees, and, provided further, that upon such delegation the delegating licensee shall remain liable to the other party for the act of its agents or employees under the terms of this Agreement.

(e)	Notwithstanding the foregoing, nothing in this Agreement will otherwise limit or restrict CapMed from selling or licensing all or any part of the CapMed PHR Software, the HealthKey, or CapMed PHR System to any third party, and nothing in this Agreement will otherwise limit or restrict MedicAlert from selling or licensing all or any part of the MedicAlert® Software to any third party.

7.	Proprietary Rights

(a)	Title to the CapMed PHR System, including any enhancements, modifications or derivatives thereto, other than the MedicAlert® PHR Software, (including all intellectual property rights pertaining thereto) shall at all times remain and vest solely with CapMed. MedicAlert agrees that it will not claim or assert title to any such materials or attempt to transfer any title to End-Users or any third parties.

(b)	Title to the MedicAlert® Software, whether as an original, compilation or derivative work, and any enhancements, modifications or derivatives thereto, (including all intellectual property rights pertaining thereto) shall at all times remain and vest solely with MedicAlert. CapMed agrees that it will not claim or assert title to any such materials or attempt to transfer any title to End-Users or any third parties.

(c)	The MedicAlert® PHR System and the MedicAlert PHR Software is a collective, compilation or derivative work. Title to the MedicAlert® PHR System and the MedicAlert PHR Software shall at all times remain and vest with MedicAlert; provided however, that title to the MedicAlert® PHR System and the MedicAlert PHR Software shall not extend to the separate property contributed by the parties under this cross-license for the sole and limited purpose of creating the collective, compilation or derivative work. CapMed agrees that it will not claim or assert title to any such materials or attempt to transfer any title to End-Users or any third parties.

(d)	Each party’s proprietary and intellectual property rights (including patent, trademark, copyright, trade secret and other rights) not expressly licensed to the other party under this agreement shall remain the separate property of such party.

(e)	The CapMed PHR Software, either as a stand alone product or as incorporated into the MedicAlert® PHR System, shall be marked with such copyright, patent or other notices, proprietary legends, or restrictions as CapMed requires in this agreement or subsequent written notice by CapMed to MedicAlert. CapMed shall place CapMed’s proprietary notices on each copy of the CapMed PHR Software media and between the title and table of contents in each copy of the Documentation. In addition to the foregoing, MedicAlert

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will ensure that any portable flash memory device that includes the embedded MedicAlert PHR Software and is covered within the scope of CapMed’s pending Patent Application will be marked as patent pending and, when such patent is actually issued, will be marked as patented with the patent number.

8.	Trademark and Trade Name License.

(a)	CapMed hereby grants to MedicAlert, and MedicAlert hereby grants to CapMed, the nonexclusive, worldwide, right and license to use, publicly display, and publicly distribute each other’s trademarks, service marks, trade names or trade dress in their individual and joint marketing and sales promotional material in connection with the MedicAlert® PHR systems; provided, however, that neither party will have the right to use the other’s names or marks without having first obtained the other’s express written approval, which will be in such party’s sole and absolute discretion, to the nature and content of the marketing or sales promotional materials, the use of such party’s trademarks or trade names in such materials, and the conformity of the trademarks or trade names to the standardized marks and names used by such party.

(b)	Subject to the pre-release approval provisions of subparagraph (a), MedicAlert hereby grants to CapMed the nonexclusive, worldwide, right and license to modify the CapMed PHR Software and packaging to promote and include the MedicAlert® enabled offer in all CapMed branded copies of the CapMed PHR Software.

(c)	Each party represents and warrants that all trademarks, service marks, trade names, or trade dress designated by such party to be used on or in any product packaging or labeling, or in any sales or marketing promotional materials have been properly authorized for such use by the owner of such rights, and that the other’s use of such marks or dress will not infringe the rights of any third party.

(d)	Each party will defend, indemnify, and hold the other party harmless against any and all claims, demands, or liability, including attorney fees and costs, arising out of or relating to its breach of any representation or warranty set forth in this section.

9.	Contract Price.

(a)	The MedicAlert® PHR System

(i)	The MedicAlert® PHR System will be priced on ** basis and will include access to all version upgrades and improvements during the subscription term. The initial ** will be in an amount not to exceed ** on ** subject to ** up to ** on **. Beginning in the second year, the ** price will be in an amount equal to ** of the MedicAlert ** charged by MedicAlert to the **. Based upon the current pricing model, the ** would be equal to **.

(ii)	The hardware component of the HealthKey will be priced on a ** basis in an amount not to exceed **. CapMed will use reasonable commercial efforts to work with its OEM suppliers to reduce the HealthKey costs and increase performance. Notwithstanding the forgoing, nothing in this Agreement shall prohibit or restrict MedicAlert from purchasing portable flash memory devices direct from any OEM, including, without limitation, any OEM that CapMed may be purchasing its HealthKey.

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(iii)	In the event MedicAlert desires to purchase portable flash memory devices directly from an OEM, MedicAlert shall notify CapMed at least thirty (30) days in advance and shall provide CapMed with a sample unit of the portable flash memory device. CapMed will promptly use good faith and its best efforts as a high priority matter to qualify the portable flash memory device as compatible with the CapMed PHR Software and the MedicAlert® PHR System, and MedicAlert will pay CapMed the reasonable cost associated with qualifying such portable flash memory device.

(iv)	MedicAlert pay CapMed a ** fee in an amount equal to ** for ** to ** other than a ** in Section 9(a)(i) ** of the product.

(b)	The MedicAlert® enabled offer

(i)	The MedicAlert® enabled offer will be priced on a ** basis in an amount equal to ** who becomes **.

(ii)	In the event of a conversion through the “MedicAlert® enabled” offer, ** will be **. Beginning in **, the ** will be ** as ** under Section 9(a)(i), above.

(c)	All prices exclude packaging. Packaging will be priced in an amount not to exceed **.

(d)	In the event a MedicAlert® PHR System user terminates their subscription, MedicAlert will promptly notify CapMed of such termination and the parties shall block such terminated subscriber’s ability to access the MedicAlert server and the CapMed server. In the event such terminated subscriber resubscribes to the MedicAlert® PHR System, MedicAlert will promptly notify CapMed of such resubscription and the parties shall again allow the resubscribed user to access the MedicAlert server and the CapMed server. Notwithstanding the foregoing, if any subscriber remains inactive for at least two (2) years, then such subscriber shall be deemed to be a new subscriber for purposes of this Agreement. All resubscriptions will be priced, and royalties paid, as a renewal subscription.

10.	Packaging.

(a)	MedicAlert will provide CapMed with the packaging specifications and any necessary artwork no later than sixty (60) days in advance of the earliest scheduled shipping date. If such special packaging will delay the scheduled shipping date, or increase CapMed’s cost to manufacture and/or ship, CapMed will, within fifteen (15) days of receipt of MedicAlert’s notice, provide MedicAlert with notice of any shipping delay or cost increase. Within ten (10) days of receipt of CapMed’s notice, MedicAlert will provide CapMed with written notice of its acceptance or rejection of any such shipping delay or cost increase. In the event MedicAlert rejects any such shipping delay or cost increase, CapMed will be under no obligation to include such special packaging in the order. Unless otherwise agreed to by the parties, MedicAlert bear all of the costs and expenses related to packaging.

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(b)	CapMed will place such MedicAlert or MedicAlert health insurance marketing partner notices, trademarks, symbols and/or legends on or with respect to all copies and all components of the MedicAlert® PHR System as MedicAlert may reasonably designate in writing, including, without limitation, in a manner which will cause such material to appear on an initial screen display upon activation of the MedicAlert® PHR System client software.

(c)	CapMed will place such CapMed copyright or patent notices, symbols and/or legends on or with respect to all copies and all components of the MedicAlert® PHR System as MedicAlert may reasonably consent in writing, including, without limitation, in a manner which will cause such material to appear on the “About” screen from the “Help” menu of the drop down navigation bar of the MedicAlert® PHR System client software; provided, however, that CapMed will not place any CapMed trademark, service mark, symbol and/or legend to brand any such copy or component as a CapMed product or to otherwise designate the origin of any such copy or component as other than MedicAlert.

11.	Product Order and Confirmation.

(a)	All orders will be made in accordance with forms agreed by both parties. Each order will indicate the goods and quantity of each of the goods to be purchased, as well as the desired schedule of delivery date(s).

(b)	Within 3 business days of receipt of such purchase order, CapMed will provide MedicAlert with a written confirmation of such order, which confirm the goods and quantity of each of the goods, and fix a schedule of delivery dates(s) as close as commercially practicable to the desired schedule of delivery date(s).

12.	Delivery and Terms of Payment.

(a)	CapMed will use its best efforts to meet MedicAlert’s orders, and will give such orders first priority in distributing its available stock and in manufacturing new stock, regardless of whether the terms and conditions for MedicAlert’s purchase is on less favorable terms than other customers of CapMed. If CapMed for any reason is not able to ship on the scheduled shipping date, CapMed will notify MedicAlert in writing at least five (5) business days before the scheduled shipping date, such written notification will also include an estimate of the rescheduled shipping quantities and dates.

(b)	The delivery of all goods under this Agreement will be CPT MedicAlert’s principal place of business.

(c)	Payments:

(i)	All payments under this Agreement are due net of any relevant taxes within **.

(ii)	All payments under this Agreement for HealthKeys are due, net of any relevant taxes as follows:

(1)	** due at **; and

(2)	** due within **

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13.	Inspection on Receipt and Replacements. MedicAlert will, within seven (7) business days of delivery receipt, inspect the goods and packaging and inform CapMed in writing of any nonconformance with the specification or any express CapMed warranty hereunder. Such written notice will include the method of inspection, the details and nature of the discovered defects, and request replacements. MedicAlert will, at CapMed’s expense, return the defective goods to CapMed, and within a commercially reasonable time for the first priority manufacturing of new goods from CapMed’s receipt of the returns, CapMed will deliver replacements to MedicAlert. Any replacements will also be subject to these inspection and acceptance procedures.

14.	Warranties.

(a)	As a material inducement to this Agreement, CapMed represents and warrants to MedicAlert that:

(i)	the MedicAlert® PHR System will strictly comply with the descriptions (including performance capabilities, completeness, specifications, configurations, and function) in this Agreement;

(ii)	all computer programs or program modules will operate in conformance with the specifications;

(iii)	all Documents will be functional and comprehensible for their intended users;

(iv)	all delivered goods will be merchantable and will be fit for their intended purpose, and will be free from defects in materials and manufacturing for a period of twelve (12) months of normal use from the date of each individual user’s subscription;

(v)	CapMed has good title to the CapMed PHR System;

(vi)	the CapMed PHR System is free and clear of any and all third party liens, judgments, or encumbrances;

(vii)	the CapMed PHR System will not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, fiduciary, trade secrets, proprietary information and nondisclosure rights, or any trademark, service mark, trade name, trade dress, copyright, or issued patent rights;.

(viii)	MedicAlert’s intended use or resale of all delivered goods will not violate or in any way infringe upon the rights of third parties, including, without limitation, property, contractual, employment, trade secret, proprietary information and nondisclosure rights, or trademark, copyright or patent rights.

(b)	As a material inducement to this Agreement, MedicAlert represents and warrants to CapMed that:

(i)	the MedicAlert® Software will strictly comply with the descriptions (including performance capabilities, completeness, specifications, configurations, and function) in this Agreement;

(ii)	it has good title to the MedicAlert® Software;

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(iii)	the MedicAlert® Software is free and clear of any and all third party liens, judgments, or encumbrances;

(iv)	the MedicAlert® Software will not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, fiduciary, trade secrets, proprietary information and nondisclosure rights, or any trademark, service mark, trade name, trade dress, copyright, or patent rights;

(c)	CapMed will provide MedicAlert with repaired or replacement units free of charge for all defective goods during the warranty period. All costs and expenses arising out of or related to any such warranty repair or replacement will be borne by CapMed.

15.	Defense and Indemnification.

(a)	Each party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other party (the “Indemnified Party”) from and against any claims, demands, or liability, including attorney fees and costs, of any nature, whether accrued, absolute, contingent or otherwise, arising from or relating to the failure or breach of any of the warranties, covenants or agreements made by the Indemnifying Party in this Agreement.

(b)	CapMed (the “Indemnifying Party”) will defend, indemnify and hold harmless MedicAlert (the “Indemnified Party”) from and against any claims, demands, or liability, including attorney fees and costs, of any nature, whether accrued, absolute, contingent or otherwise, arising from or relating to any allegation that the MedicAlert® PHR System or any CapMed component thereof (excluding only the MedicAlert developed MedicAlert® Software) or that any activity involving the MedicAlert® PHR System or any CapMed component thereof (excluding only the MedicAlert developed MedicAlert® Software) violates or in any way infringes upon the patent rights of third parties. Notwithstanding the foregoing, CapMed will have no obligation to indemnify MedicAlert against any ** damages as a result of conduct by MedicAlert which has been finally determined ** to have been ** CapMed will ** MedicAlert **, CapMed will ** as may be necessary **. The defense and indemnity obligations of this subparagraph are a material inducement to this Agreement, are made after review and consultation with legal counsel, and constitute the bargained for allocation of risk between the parties.

(c)	Within a reasonable time after the written assertion against the Indemnified Party by a third person of a claim or liability which would entitle the Indemnified Party to a defense and indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party written notice of the claim. The failure or delay of any such notice that is materially prejudicial to the Indemnifying Party’s ability to defend or indemnify against such claim or liability shall relieve the Indemnifying Party of any obligation of defense or indemnification with respect to such claim or liability.

(d)	Upon receipt of timely notice, the Indemnifying Party shall undertake the responsibility for the defense of such claim, at its own cost and expense. If, within fifteen (15) days after delivery of the notice of claim by the Indemnified Party, the Indemnifying Party fails to advise the Indemnified Party of its agreement to contest and defend against any such claim or if the Indemnifying Party does not participate in such litigation, proceeding or settlement negotiations, for any reason, then the Indemnified Party shall have the right,

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at the Indemnifying Party’s cost and expense, to take such action as the Indemnified Party deems appropriate to defend, contest, settle or compromise any such claim or liability, and the Indemnifying Party agrees to be bound by any and all rulings, judgments, compromises, and settlements reached by the Indemnified Party in good faith, in the same manner as if the Indemnifying Party participated therein. In addition, in the event that the use or sale of all or any part of the MedicAlert PHR System, other than the MedicAlert PHR Software, is enjoined, or is likely to be enjoined as a result of a suit based on alleged infringement or misappropriation of third party intellectual property rights, MedicAlert agrees that CapMed shall have the option at CapMed’s sole cost and expense to either: (i) procure for itself and MedicAlert the right to continue to use the MedicAlert PHR System, or (ii) replace or modify the infringing or misappropriating software so that it becomes non-infringing provided that the replaced or modified software shall conform in all respects with the specifications required by this Agreement and shall be subject to all of the terms and conditions of this Agreement, including, without limitation, all of the express and implied CapMed representations and warranties.

(e)	The Indemnified Party shall have the right to participate at its own expense and through counsel of its own choosing in contesting and defending against any such claim and in any litigation, proceedings or settlement negotiations with respect thereto. If, upon advice of the Indemnified Party’s counsel, the Indemnified Party would not be adequately represented by the Indemnifying Party’s counsel because of a conflict of interest, inability to present a defense that would otherwise be available to the Indemnified Party, or lack of experience or expertise in matters similar to the underlying claim, the Indemnified Party shall have the right to be represented by counsel of its own choosing at its own expense.

(f)	Without the written consent of the Indemnified Party, the Indemnifying Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement that does not include a provision by which the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the matter; provided, however, that in the event that a plaintiff or claimant refuses to release the Indemnified Party from all liability with respect to the matter after the Indemnifying Party has exercised its best commercial efforts to obtain a negotiated settlement or consensual judgment that includes such release, the Indemnifying Party may consent to an entry of judgment or enter a settlement that does not release the Indemnified Party if prior to the entry of any such judgment or settlement the Indemnifying Party reasonably establishes to the Indemnified Party that it can immediately satisfy the judgment or settlement on entry and irrevocably provides for the immediate satisfaction of the judgment or settlement on entry.

(g)	The Indemnifying Party will reimburse the Indemnified Party within thirty (30) days after presentation of an itemized statement of costs and/or damages for such indemnification claim as set forth above.

16.	Limitation of Liability.

(a)	CAPMED DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO THE SUITABILITY OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR

MedicAlert® PHR System Development and Supply Agreement	Page 13 of 19

PURPOSE OF THE MEDICALERT® SOFTWARE OR ANY PORTABLE FLASH MEMORY DEVICE OTHER THAN A HEALTHKEY. IN NO EVENT SHALL CAPMED BE LIABLE TO MEDICALERT FOR ANY MEDICALERT LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, EXEMPLARY, SPECIAL, OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, EITHER THE MEDICALERT PHR SYSTEM OR MEDICALERT PHR SOFTWARE. THE LIMITATION OF LIABILITY CONTAINED HEREIN REFLECTS AN ALLOCATION OF RISK BETWEEN THE PARTIES AND WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

17.	Confidentiality.

(a)	All intellectual property, knowledge, information, documents, materials, or such other proprietary information, received by a party from the other party, whether or not it is designated as confidential or proprietary will, except as specified below, be considered confidential information. Confidential information includes, without limitation, the CapMed PHR System, the MedicAlert PHR Software, the identity, personal health records, and medical information of MedicAlert® members and MedicAlert® PHR System subscribers. The party receiving such information will refrain from directly or indirectly taking any action that would constitute or facilitate the unauthorized use or disclosure of such information, will take any and all lawful measures to prevent the unauthorized use and disclosure of such information, and will prevent unauthorized persons or entities from obtaining or using such information.

(b)	The provisions of this Section do not apply to any knowledge, information, documents, materials, or the like, which the receiving party can conclusively establish: (i) has entered the public domain without the receiving party’s breach of any obligation owed to the disclosing party; (ii) has become known from a source other than the disclosing party and other than by breach of an obligation of confidentiality owed to the disclosing party or a third party; (iii) is disclosed by the disclosing party to a third party without restrictions on its disclosure; or, (iv) is independently developed by the receiving party without breach of this Agreement.

(c)	Notwithstanding the foregoing, nothing in this Agreement will be construed to limit either party’s right to independently develop or acquire one or more goods or services that are similar to or competitive with the goods or services contemplated by or embodied in the other party’s confidential or proprietary information, or to acquire, by purchase or license, any rights, organizations or assets thereof, provided that the developing party does not use the other party’s confidential or proprietary information in violation of this Agreement; including, without limitation, MedicAlert’s pre-existing right to include a one page summary of its individual member’s critical personal health information substantially in the same form and content as the existing MedicAlert® MED Software (including, without limitation, name, date of birth, address, health insurance provider and policy number, drug allergies, and known medical conditions) on a portable flash memory device that is not integrated in the MedicAlert® PHR System. Each party understands that the other party evaluates, designs, develops and acquires software and

MedicAlert® PHR System Development and Supply Agreement	Page 14 of 19

other goods or services, and that the existing or planned goods or services independently developed, evaluated, designed, developed or acquired by the other party may contain ideas and concepts similar to those contained in the goods or services received by the other party. Nothing in this Agreement will preclude the other party from marketing such developed, designed or acquired goods or services to others. Each party reserves the right to deal with any other vendor, supplier, or purchaser on any terms and with respect to any subject matter.

(d)	Promptly upon the request of a party, the other party will deliver all copies, notes, packages, diagrams, computer memory media, and all other materials containing any confidential or proprietary information of the other party, and destroy all compilations, analyses and other materials which contain any such confidential information; provided, however, that the destroying party may retain one copy of the confidential information in a file accessible only to legal counsel for the sole purpose, in the event of a future dispute, of proving what information it did or did not receive.

(e)	Neither party shall disclose the commercial and financial terms of this Agreement without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, if required by law, upon advice from its counsel, CapMed shall be permitted to disclose the terms of this Agreement upon notice to MedicAlert but without the consent of MedicAlert; provided, further, that CapMed shall use its commercially reasonable efforts to keep such confidential information as confidential as possible.

(f)	The provisions of this Section will survive the term of this Agreement.

18.	Term and Termination.

(a)	The term of this Agreement and any licenses related thereto will be five (5) years from the effective date of this Agreement, and will automatically renew for successive one (1) year terms, unless terminated earlier

(i)	by the mutual consent of both parties;

(ii)	by either party for any reason upon one year written notice prior to termination;

(iii)	by a party ceasing to do business with no successor assuming all of such party’s obligations under this Agreement;

(iv)	by the insolvency of a party, however such insolvency is evidenced, including, without limitation, by a general assignment for the benefit of its creditors, or by a voluntarily or involuntarily filing of a petition in bankruptcy;

(v)	by the dissolution or liquidation of a party, unless such dissolution or liquidation is the result of a merger or consolidation with a controlling or affiliated company;

(vi)	by either party on thirty (30) days written notice of the other party’s material breach of a substantive term of this Agreement if such breach is curable within thirty (30) days and is not cured within such time; or,

(vii)	by either party on commercially reasonable written notice of the other party’s material breach of a substantive term of this Agreement if such breach is not curable within thirty (30) days and the party declared in breach is not then using its best efforts and acting in good faith to cure such breach as promptly as practicable within such commercially reasonable notice period.

MedicAlert® PHR System Development and Supply Agreement	Page 15 of 19

(b)	During the ** period immediately following the termination date, MedicAlert and the MedicAlert® PHR System subscribers will have the limited exclusive, worldwide right and license to use all and any component of the MedicAlert® PHR Software, and all corresponding rights under all patent, copyright, trademark, trade secret and other laws as may be necessary or appropriate for the sole and limited purpose of transferring the MedicAlert® PHR System subscribers to alternative goods or services that may be competitive with the CapMed PHR System or the MedicAlert® PHR System and that were not developed in violation of this Agreement.

(c)	In the event that this Agreement is terminated by CapMed without cause, or by MedicAlert on the insolvency, dissolution or uncured material breach of CapMed, MedicAlert shall have the irrevocable right and option to purchase an irrevocable, fully paid up, royalty free, worldwide license to make, use, modify, enhance, further develop, sell, and sublicense all and any component of the MedicAlert® PHR Software, and all corresponding rights under all patent, copyright, trademark, trade secret and other laws as may be necessary or appropriate for the full enjoyment of the rights otherwise granted under this Agreement.

(d)	If the parties are unable to agree on the purchase price within thirty (30) calendar days of the termination date, each party shall appoint, within thirty (30) calendar days thereafter, one appraiser and the two appraisers shall within a period of five (5) additional days, agree on and appoint an additional appraiser. The appraisers shall be experienced in valuing licenses. The three appraisers shall, within sixty (60) calendar days after the appointment of the third appraiser, determine the fair market value of the license in writing and submit their report to all the parties. The fair market value shall be determined by taking the arithmetic mean of the two closest appraisers’ valuations, shall be final, and shall not be subject to appeal. Each party shall pay for the services of the appraiser selected by it, plus one-half of the fee charged by the third appraiser. MedicAlert shall have five (5) days from the appraisal determination of fair market value to give CapMed written notice of its intent to exercise or waive its rights to exercise the option. In the event that MedicAlert elects to exercise its option, the purchase price may be paid by a promissory note secured by the license over a period not to exceed five (5) years with interest at a rate equal to the Prime Rate.

(e)	On completion of all Schedule A milestones and pursuant to the software escrow agreement, CapMed will deposit with a reputable escrow company previously agreed to by the parties, the Patent, the Copyright, the full and complete CapMed PHR Software in source code and all related computer files (such as executable program files, compiler, linker, third-party libraries, etc.), and all Documentation agreed to between the parties as may be necessary to develop, utilize and understand the CapMed PHR System, and thereafter shall promptly deposit full and complete documents and source code for any new version, upgrade, or bug fix. In the event this agreement is terminated for any reason, the escrow company will deliver all materials held in escrow to MedicAlert under the terms and conditions of the escrow agreement for MedicAlert’s post-termination licensed use under this Section

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19.	Warranty of Corporate Authority. Each party represents and warrants to the other that it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of formation, and has all requisite corporate power and authority to make and enter this Agreement.

20.	Non-Assignability. Neither party may assign, transfer, or otherwise dispose of this Agreement in whole or in part to any person, firm, or corporation without the prior written consent of the other party, unless such assignment or transfer is to a parent, subsidiary, or affiliate company.

21.	No Special Relationship Between Parties. Nothing in this Agreement creates an agency relationship, partnership, joint-venture or any other form of special relationship between the parties.

22.	Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect, and the court will restructure or amend such provision to the minimum extent possible to be enforceable according to the parties intent as set forth herein. The illegality or unenforceability of such provision will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

23.	Integration. This Agreement, together with all attached exhibits and schedules and all ancillary agreements between the parties hereto, represent the complete agreement and understanding of the parties relating to the subject matter hereof and supersede any prior or contemporaneous agreements, understandings, or representations of the parties, whether oral or in writing. This Agreement may not be amended or modified except by a writing signed by both parties.

24.	Notices. All commercial notices for the order, manufacture, and delivery of goods or services will be in a commercially reasonable manner consistent with industry standards. All notices, requests, demands and other communications regarding any party’s default under or the termination of this Agreement will be in writing and will be sufficient in all respects (a) if delivered personally or by telecopy or email transmission when so delivered, or (b) if given by an internationally reputable overnight air courier service, two (2) business days after the date delivered to such courier, delivery charges prepaid.

25.	Entire Agreement. This Agreement represent the complete agreement and understanding of the parties relating to the subject matter hereof and supersede any prior or contemporaneous agreements, understandings, or representations of the parties, whether oral or written. This Agreement may not be amended or modified except by a writing signed by both parties.

26.	Governing Law & Jurisdiction. This Agreement is made in Turlock, California, and shall in all respects be deemed a contract of such State governed by the laws of the United States of America and the State of California. The parties expressly agree to use their best efforts to informally, among themselves, resolve any dispute arising from or relating to this Agreement before initiating any litigation.

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27.	Counterparts. This Agreement may be executed in two or more original or telecopy counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

28.	Captions. Captions are for the convenience of the parties and shall not be used in interpreting the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have made and entered this Agreement as of the date and year last set forth below to be effective as of the date and year first set forth above.

Bio-Imaging Technologies, Inc.		Medic Alert Foundation United States, Inc.

By:	/s/ Mark L. Weinstein	By:	/s/ Paul Kortschak
	Mark L. Weinstein		Paul Kortschak
	President and CEO		President and CEO
	Bio-Imaging Technologies, Inc.		Medic Alert Foundation United States, Inc.

	Date: June 20, 2005		Date: June 20, 2005

MedicAlert® PHR System Development and Supply Agreement	Page 18 of 19

SCHEDULE A

TO

MEDICALERT® PHR SYSTEM

DEVELOPMENT AND SUPPLY AGREEMENT

MedicAlert E-HealthKey Product Development

MedicAlert Development Team

Responsibilities and Milestones

Field Test Milestones and Implementation Schedule

**

**

**

**

**

**

**

**

Bio-Imaging Technologies, Inc.		Medic Alert Foundation United States, Inc.

By:	/s/ Mark L. Weinstein	By:	/s/ Paul Kortschak
	Mark L. Weinstein		Paul Kortschak
	President and CEO		President and CEO
	Bio-Imaging Technologies, Inc.		Medic Alert Foundation United States, Inc.

	Date: June 20, 2005		Date: June 20, 2005

MedicAlert® PHR System Development and Supply Agreement	Page 19 of 19